Exhibit 99.1

For Immediate Release	Contact: Bradford Nelson
President
Friday, May 20, 2016	Telephone: 303-339-0500

ROYAL HAWAIIAN ORCHARDS, L.P.

ANNOUNCES APPOINTMENT OF BRADFORD NELSON AS PRESIDENT OF THE MANAGING PARTNER AND MARK HARDING TO ITS BOARD

Hilo, Hawaii — Royal Hawaiian Resources, Inc., the managing partner of Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU) (the “Partnership”), announces today that Bradford Nelson has been elected President of the managing partner and Mark Harding has been appointed to its board of directors effective May 18, 2016.

Scott Wallace will continue to serve as President and Chief Executive Officer of Royal Hawaiian Macadamia Nut, Inc. (“Royal”), a wholly owned subsidiary of the Partnership, focusing his efforts on the branded products segment of the Partnership’s business. As reported in the Partnership’s recently filed Quarterly Report on Form 10-Q, Royal’s gross revenues grew approximately 400% in the first quarter of 2016 as compared to the first quarter of 2015. More of Mr. Wallace’s time is required to manage and maintain this growth.

The Partnership’s orchards and farming operations will continue to be managed by the managing partner, Royal Hawaiian Resources, Inc. under the leadership of Mr. Nelson who has served as a director since 2009.

Mr. Harding brings over 26 years of executive management experience and currently serves as President, Chief Executive Officer and director of Pure Cycle Corporation, a publicly traded water and wastewater services provider. Mr. Harding was responsible for the acquisition and management of Pure Cycle’s agricultural operations, consisting of approximately 16,700 acres of farm land and related water rights, until the sale of Pure Cycle’s farming segment in 2015. Mr. Harding previously worked in investment banking and public finance. “We are pleased to have someone with Mr. Harding’s extensive experience on our board,” stated Mr. Nelson.

Company Information

Royal Hawaiian Orchards is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell, bulk kernel and all natural, “better for you” snack products marketed under the Royal Hawaiian Orchards® brand name.